EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-184886 and 333-191780) of Jammin Java Corp. (hereinafter referred to as the “Company”) of our report dated May 1, 2015 relating to our audits of the Company’s January 31, 2015 and 2014 financial statements, which appear in this annual report on Form 10-K of Jammin Java Corp. Our aforementioned audit report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
May 1, 2015